SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

________________

FORM 8-K

Current Report

Dated November 15, 2005

of

AMERICAN SAFETY INSURANCE

HOLDINGS, LTD.

(Exact Name of Registrant as Specified in its Charter)

Bermuda

(State or Other Jurisdiction of Incorporation)

SEC File Number 001-04795

44 Church Street

P.O. Box HM2064

Hamilton HM HX, Bermuda

(441) 295-5688

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR

230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR

240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) 12 under the

Securities Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) 12 under the

Securities Act (17 CFR 240.13e-2(c))

Item 1.01	Entry Into a Material Definitive Agreement

On November 14, 2005, American Safety Insurance Services, Inc. (the “Company”), a subsidiary of American Safety Insurance Holdings, Ltd., entered into an employment agreement with William Tepe (the “Agreement”) to serve as the Company’s Chief Financial Officer, which was publicly announced November 2, 2005. The material terms of the Agreement are described below.

Term. The Agreement provides that Mr. Tepe will serve as Chief Financial Officer of the Company and may also serve as Chief Financial Officer of the Company’s corporate parents, American Safety Holdings Corp. and American Safety Insurance Holdings, Ltd., until December 31, 2007.

Base Salary. Under the Agreement, the Company will pay Mr. Tepe an initially salary of $300,000 per year (“Base Salary”). Mr. Tepe’s Base Salary may be increased pursuant to a merit increase at each annual performance evaluation.

Bonus. Mr. Tepe will receive a bonus in a fixed amount of $100,000 for the fiscal year ending December 31, 2005, which will be paid by March 15, 2006. Thereafter, Mr. Tepe will be eligible to receive an annual bonus in such amount, up to 75% of Mr. Tepe’s Base Salary, as determined by the Company’s Bonus Plan as established each year by the Board of Directors of the Company.

Stock Options. On his initial date of employment, Mr. Tepe will receive a grant of 25,000 stock options with such grant vesting over five years, with one-fifth of the shares underlying the option vesting on the first, second, third, fourth and fifth anniversaries of the date of grant, but which will fully vest in the event of a sale of the Company.

Long-Term Incentive Compensation. Under the Agreement, Mr. Tepe is also eligible to participate in other long-term incentive award programs of the Company on a basis generally consistent with other employees of the Company.

Other Benefits. The Agreement provides that Mr. Tepe will be entitled to the same perquisites and fringe benefits on a basis no less favorable than any other senior executive of the Company.

Termination of Employment. The Company or Mr. Tepe may terminate Mr. Tepe’s employment with the Company for cause (as such term is defined in the Agreement). If the Company terminates Mr. Tepe’s employment for cause, Mr. Tepe is entitled to receive up to two months salary following the date of termination. The Company may terminate Mr. Tepe’s employment without cause upon sixty (60) days’ written notice. If the Company terminates Mr. Tepe without cause (including due to the sale of the Company), Mr. Tepe will receive (i) twelve (12) months salary in equal installments in arrears on a twice-monthly basis, (ii) the bonus, if any, accrued to the end of the fiscal year in which the termination occurs, (iii) the Company will extend the exercise period on all of Mr. Tepe’s stock option grants which are vested at the date of termination for a period of twelve (12) months beyond the termination date and (iv) the Company will continue Mr. Tepe’s participation in its major medical health insurance for a period of six (6) months beyond the termination date, to the extent permitted under the terms of the policy then in effect and covering Mr. Tepe on the termination date. If Mr. Tepe voluntarily terminates his employment, all subsequent compensation and benefits will cease and no accrued bonus will be payable to Mr. Tepe.

Nonsolicitation and Noncompetition. Mr. Tepe is subject to certain nonsolicitation and noncompetition provisions for a period of twelve (12) months following termination of the Agreement.

The foregoing description of the terms of the Agreement is qualified in its entirety by reference to the Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

10.1	Employment Agreement between American Safety Insurance Services, Inc. and William Tepe.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN SAFETY INSURANCE HOLDINGS, LTD.

Registrant

Date: November 15, 2005

By: /S/ Stephen R. Crim
Stephen R. Crim
President and Chief Executive Officer